SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  FORM 8-K

                               CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the

                       Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported):  September 1, 1998



                             McMoRan Oil & Gas Co.


              Delaware               0-23870              72-1266477
           (State or other         (Commission            (IRS Employer
           jurisdiction of         File Number)           Identification
           incorporation or                               Number)
           organization)

                              1615 Poydras Street
                         New Orleans, Louisiana  70112

         Registrant's telephone number, including area code:  (504) 582-4000



          Item 5.   Other Events.
               ------------------
          The following news release was made by McMoRan Oil & Gas Co. on September 1,1998:

          New Orleans, LA, September 1, 1998 - McMoRan Oil & Gas Co. (NASDAQ: MOXY) today announced additions to proved oil and natural gas reserves for the first half of 1998 of 22.7 billion cubic feet of natural gas equivalents (BCFE), bringing its estimated proved reserves to approximately 60.3 BCFE at June 30, 1998, net of production, an increase of approximately 40 percent from proved reserves of 43.0 BCFE at December 31, 1997. The June 30, 1998 proved reserves of 60.3 BCFE consisted of approximately 57 billion cubic feet of natural gas (BCF) and approximately 0.5 million barrels of oil, using a ratio of 6 thousand cubic feet of natural gas (MCF) being equivalent to 1 barrel of oil based on an approximate energy content equivalency. MOXY's reserve additions represent an approximate 420 percent replacement of production during the first half of 1998 which was approximately 5.4 BCFE.
           MOXY also announced estimates of probable reserves of approximately 21 BCFE. Probable reserves are less certain than proved reserves and can only be estimated with a degree of certainty sufficient to indicate they are more likely to be
          recovered than not.   The June 30, 1998 proved and probable
          reserves are based on a mid-year reserve report prepared by independent reserve engineers.
               Reserve additions during the first half of 1998 were primarily attributable to successful exploration drilling at Brazos Block A-19, Vermilion Block 159 and West Cameron Block
          617. On each of these blocks, a single successful exploration well has been drilled which provided the data for the current estimates of proved and probable reserves. MOXY anticipates that it will conduct future drilling on certain of these blocks and on certain adjacent blocks, which may add to the current estimates of proved and probable reserves for these properties.
               Using unescalated average realized prices of $2.13 per MCF and $12.28 per barrel of oil, future net revenues before income taxes at June 30, 1998 from proved reserves were estimated to be $63 million and the present value of estimated future net revenues from proved reserves using a 10 percent discount factor (PV-10 Value) were estimated to be $47 million. The current prices used in the PV-10 Value reflect seasonally low gas prices
          and depressed oil prices at June 30, 1998.   However, using
          average prices for natural gas and oil futures contracts for delivery over the next five years of $2.30 per MCF and $16.26 per barrel of oil, applied to the June 30, 1998 proved reserves, the PV-10 Value would have been approximately $60 million.
               As previously announced, MOXY and Freeport-McMoRan Sulphur Inc. (NSYE: FSC) have proposed plans for a business combination of the two companies. Preliminary proxy materials have been filed with the Securities and Exchange Commission and the proposed transaction is subject to the approval of stockholders at a special meeting, expected to be held in the fourth quarter of 1998.
               MOXY is an independent oil and gas company engaged in the exploration, development and production of oil and natural gas reserves offshore in the Gulf of Mexico and onshore in the Gulf Coast area. The company continues to generate prospects and evaluate farm-in opportunities utilizing its geological and geophysical expertise through the use of 3-D seismic data and state of the art technology.




                                      SIGNATURE
                                 ------------------

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        McMoRan Oil & Gas Co.


                                        By:   /s/ C. Donald Whitmire
                                             ------------------------
                                             C. Donald Whitmire
                                                   Controller
                                            (authorized signatory and
                                           Principal Accounting Officer)

          Date:  September 9, 1998